UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

                                             SEC FILE NUMBER #0-17583

                                             CUSIP #23423G105

(Check One) []Form 10-K []Form 20-P Form 11-K [X]Form 10-Q []Form N-SAR
          For Period Ended    June 30, 1997

          [ ]  Transition Report on Form 10-K
          [ ]  Transition Report on Form 20-F
          [ ]  Transition Report on Form 11-K
          [ ]  Transition Report on Form 10-Q
          [ ]  Transition Report on Form N-SAR
          For the Transition Period Ended    ____________________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
     COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HERE.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Dakota Mining Corporation
-------------------------
Full Name of Registrant

-------------------------
Former Name if Applicable

410 Seventeenth Street, Suite 2450
-----------------------------------
Address of Principal Executive Office (Street and Number)

Denver, Colorado 80202
----------------------
City, State and Zip Code


PART II - RULES 12(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)  The reasons described in reasonable detail in Part III
	of this form could not be eliminated without
	unreasonable effort or expense;
[X]  (b)  The subject annual report, semi-annual report,
     	transition report   on Form 10-K, Form 20-F, 11-K or   Form
     	N-SAR, or portion thereof, will be filed on or    before the
     	fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART II - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-
F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period

SEE ATTACHED NARRATIVE SHEET


PART IV - OTHER INFORMATION

Name and telephone number of person to contact in regard to this notification.

     Robert R. Gilmore             (303)      573-0221
     -----------------             -------  ----------------
          Name                   Area Code  Telephone Number

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify
  report(s).                      [X]Yes    [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
  [ ]Yes [X]No

   If so attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made



                         Dakota Mining Corporation
               Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  8/14/97                  By  /s/ Robert R. Gilmore
     ---------                     -----------------------------
                                   Robert R. Gilmore
                                   Vice President Finance
                                   and Chief Financial Officer

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING


PART III - NARRATIVE

WITHOUT UNREASONABLE EFFORT OR EXPENSE, THE REGISTRANT IS UNABLE
TO COMPILE THE REQUIRED FINANCIAL DATA DUE TO A RECENT MERGER,
EFFECTIVE MAY 29, 1997.

REGISTRANT EXPECTS TO RESOLVE THIS ISSUE WITHIN THE 5 CALENDER
DAY EXTENSION.